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                                                                      EXHIBIT 11


                   MOHAWK INDUSTRIES, INC.  AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)


NOTE: Earnings per share are presented in accordance with Regulation S-K,
      Item 601(b)(11) and FAS No. 128.

                                                                     Three Months Ended
                                                               -------------------------------
                                                               April 3, 1999    March 28, 1998
                                                               -------------    --------------
Net earnings                                                     $  27,892           17,135
                                                                 =========          =======

Weighted-average common and dilutive potential common shares outstanding:

      Weighted-average common shares outstanding                    60,565           60,266

      Add weighted-average dilutive potential common
        shares - options to purchase common shares, net                720              711
                                                                ----------          -------

Weighted-average common and dilutive potential
    common shares outstanding                                       61,285           60,977
                                                                 =========          =======

Basic earnings per share                                         $    0.46             0.28
                                                                 =========          =======
Diluted earnings per share                                       $    0.46             0.28
                                                                 =========          =======


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